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                                                                      EXHIBIT 11


                         TRI-POINT MEDICAL CORPORATION
                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                                  (UNAUDITED)
                       (in thousands, except per share data)
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                                                                     Three Months Ended                    Nine Months Ended
                                                               September 30,     September 30,      September 30,     September 30,
                                                                   1996              1995               1996              1995
                                                                   ----              ----               ----              ----

Weighted average common shares
 outstanding for the period                                           9,739             9,600             10,012             9,600

Common equivalent shares pursuant to
 Staff Accounting Bulletin #83(1)                                         -               550                  -               550
                                                               ------------      ------------       ------------      ------------

Shares used in computing net loss per share                           9,739            10,150             10,012            10,150
                                                               ============      ============       ============      ============

Net loss                                                       $    (15,986)     $       (902)      $    (15,202)     $     (2,492)
                                                               ============      ============       ============      ============

Net loss per share                                             $      (1.64)     $      (0.09)      $      (1.52)     $      (0.25)
                                                               ============      ============       ============      ============
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(1) Issuance of common stock options at prices below the expected public offering price within 12 months of the effective date of the offering, have been included as common stock equivalents as if they had been issued as common stock for all periods prior to June 30, 1996.